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                                                                    EXHIBIT 21.1




                              LIST OF SUBSIDIARIES

NSA N.V.
(Belgium)

National Safety Associates, Ltd.
(Ontario, Canada)

National Safety Associates of America (U.K.) Limited
(England)

National Safety Associates of America (Ireland) Limited
(Ireland)

NSA International GmbH
(Germany)

NSA Polymers, Inc.
(Florida)

NSA Direktverkauf A.G.
(Switzerland)

NSA B.V.
(The Netherlands)

NSA S.A.R.L.
(France)

NSA s.r.1.
(Italy)